Exhibit 10.3

ClearOne Communications, Inc.
-and -
ClearOne Communications of Canada, Inc.

- and -

3814149 Canada, Inc. , 3814157 Canada Inc, Stechyson Family Trust, Jim Stechyson, Norm Stechyson, and Heather Stechyson Family Trust

SHARE PURCHASE AGREEMENT

(ii)

6.4	The Parent’s Guarantee	44
6.5	Procedure for Indemnification	44
6.6	Additional Rules and Procedures	45
6.7	Rights Cumulative	46
6.8	GST	47
6.9	Set-Off Rights	47
6.10	Exception	47

ARTICLE 7 – GENERAL		47
7.1	Public Notices	47
7.2	Term Sheet	48
7.3	Confidentiality	48
7.4	Stand-Off	48
7.5	Expenses	48
7.6	Further Assurances	48
7.7	Assignment and Enurement	48
7.8	Entire Agreement	49
7.9	Waiver	49
7.10	Notices	49
7.11	Severability	50
7.12	Execution by Facsimile	50
7.13	Counterparts	51
7.14	Governing Law and Jurisdiction for Disputes	51
7.15	Resolution of Disputes by Arbitrator	51
7.16	Remedies	51
7.17	Undisputed Amounts	52
7.18	Survival	52
7.19	Good Faith	52

(iii)

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 16th day of August, 2002

B E T W E E N:

ClearOne Communications of Canada Inc.., a corporation incorporated under the laws of the Province of New Brunswick, Canada, and wholly owned by Gentner Ventures, Inc., a corporation organised under the laws of the State of Utah, United States;

(the “Purchaser”)

- and -

ClearOne Communications, Inc., a corporation incorporated under the laws of the State of Utah, United States, and the sole shareholder of Gentner Ventures, Inc.

(the “Parent”)

- and -

3814149 Canada, Inc. , 3814157 Canada Inc Stechyson Family Trust, Jim Stechyson, Norm Stechyson and Heather Stechyson Family Trust

(collectively, the “Vendors”)

RECITALS:

1. The Vendors are the owners of all of the issued and outstanding shares in the capital of Stechyson Electronics Ltd., a corporation organised under the Canada Business Corporations Act (the “Corporation”); and

2. The Vendors wish to sell to the Purchaser and the Purchaser wishes to purchase from the Vendors all of the issued and outstanding shares in the capital of the Corporation.

NOW THEREFORE in consideration of the mutual covenants set out in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby irrevocably acknowledged), the parties agree as follows:

ARTICLE 1   - INTERPRETATION

1.1  Definitions

Throughout this Agreement, except as otherwise expressly provided, the following words and expressions shall have the following meanings:

(a) “Accredited Investor” has the meaning set out in Regulation D, Rule 501(a) of the Securities Act of 1933, and

(b) “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, damages of any kind, expenses and fees, including court costs and attorney fees and expenses

(c) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(d) “Accepting Party” has the meaning attributed thereto in Section 7.18;

(e) “Accounts Receivable” has the meaning attributed thereto in Section 4.1(v);

(f) “Act” has the meaning attributed thereto in Section 7.15;

(g) “Affiliate” shall have the meaning given to it in the Business Corporations Act (Ontario);

(h) “Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this share purchase agreement, including all of its exhibits and all instruments supplementing, amending or confirming this Agreement. All references to “Articles” or “Sections” mean and refer to the specified Article or Section of this Agreement;

(i) “Arm’s Length” has the meaning attributed thereto in the Tax Act and the related jurisprudence;

(j) “Authority” means any governmental authority, body, agency or department, whether federal, provincial or municipal and any court, tribunal or similar body;

(k) “Balance Sheet” means the audited balance sheet of the Corporation as at October 31, 2001 forming part of the Financial Statements;

(l) “Business” means the business presently carried on by the Corporation consisting of the distribution and sale of services, audio /video products and accessories;

(m) “Business Day” means any day which is not a Saturday, a Sunday or a day observed as a holiday under the laws of the Province of Ontario, the federal laws of Canada applicable to the Province of Ontario, or the State of Utah, United States;

(n) “Cash” shall mean Canadian dollars, which amounts shall be in the cash accounts of the Corporation as of the Time of Closing

(o) “Claim” has the meaning attributed thereto in Section 6.1;

(p) “Closing” means the completion of the transactions described in this Agreement and Closing shall be deemed to have occurred and shall be effective at such time that counsel for Vendors and counsel for Parent shall have each faxed to the other instructions to deliver all documents, certificates and instruments held in trust by such counsel to his respective client and funds required to wired at Closing shall have been received in the account designated by Vendors;

(q) “Closing Date” or “Date of Closing” means the date on which Close shall be deemed to have occurred;

(r)  “Closing Financial Statements” means the unaudited balance sheet, income statement, and statement of cash flow as of the closing date, and the nine-month period ended on July 31, 2002 and an internal trial balance which shows shows all accounts of the Corporation including but not limited to assets, liabilities, equity, sales, expenses, and income as of the August 16, 2002 along with a bring-down certificate as of the Closing Date signed by Norm Stechyson e

(s)  “Corporation” means Stechyson Electronics Ltd., a corporation incorporated under the Canada Business Corporations Act, and its successors;

(t)  “Cost of Goods Sold” means the purchase price of products plus applicable exchange rate, duties, brokerage and freight, less any applicable discounts and rebates payable in relation to the products and less any wages paid in relation to the services provided.

(u) “Debt” means all current liabilities and long term debt of the Corporation;

(v) “Deficiency” shall have the meaning as defined in Section 2.2(ii)(b);

(w) “EBITDA” means earnings before interest, taxes, depreciation and amortization calculated in accordance with U.S. GAAP;

(x) “Encumbrance” means any mortgage, lien (including any construction lien or certificate of action filed with respect thereto), pledge, charge, security interest, restriction, claim, set-off or encumbrance of any nature whatsoever;

(y) “Environmental Laws” means all applicable Laws relating in whole or in part to the pollution or protection of the environment, occupational or public health and safety, Hazardous Substances.

        (z)  “Holdback Funds” has the meaning set forth in Section 3.3(e);

    (aa) “Holdback Account” has the meaning set forth in Section 3.3(e).

(bb) “ETA” means the Excise Tax Act (Canada);

(cc) “Financial Statements” means the Closing Financial Statements, and the audited financial statements of the Corporation for the fiscal year ended October 31, 2001, consisting of balance sheet as of those dates, statement of income (loss) and retained earnings (deficit) and, for the fiscal years ended October 31, 1999 and October 31, 2000, unaudited financial statements consisting of balance sheets, statements of income (loss) and retained earnings (deficit), statements of cash flows and all notes thereto, copies of which are annexed as Exhibit 1.1(cc) hereto;

(dd) “Future Products” means products created, developed or distributed by the Corporation, as same may be further developed, modified or enhanced from time to time, after the date of this Agreement;

(ee)  “GAAP” means Canadian generally accepted accounting principles applied on a consistent basis and which are in accordance with recommendations from time to time of the Canadian Institute of Chartered Accountants (as published in the CICA handbook) at the date on which such generally accepted accounting principles are applied;

(ff)  “Governmental Entity” means Canadian federal and provincial regulatory and taxing authorities;

(gg) “Gross Sales” shall mean sales of all Products and services invoiced during the applicable period.

(hh) “GST” means all Taxes payable under the ETA or under any provincial legislation similar to the ETA and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

(ii) “Hazardous Substance” means a Substance which is or is deemed to be alone, or in any combination, any pollutant, contaminant, waste, solid waste, liquid waste, industrial waste, hazardous waste, hazardous toxic, dangerous substance or dangerous good, a deleterious substance, a pollution or contamination or any other substance or material currently or hereafter prohibited, controlled or regulated under any Environmental Laws whether or not such substance is defined as hazardous under the Environmental Law.

(jj)  “Indemnified Party” has the meaning attributed thereto in Section 6.5;

(kk) “Indemnifying Party” has the meaning attributed thereto in Section 6.5;

(ll) “Intellectual Property” means all intellectual property of any nature owned or used by the Corporation which is reasonably necessary in the operation of the Business, including, but not limited to, all trade names (including, for certainty, the trade names “OM Video “ and “Omvideo.ca”, domain names, business names, service marks, logos, trademarks, certification marks, distinguishing guises, industrial designs, copyrights, copyrightable works, formulae, processes, research data, technical expertise, know how, trade secrets, inventions and patents, whether domestic or foreign and whether registered or unregistered, whether in existence or now under development and all applications for registration in respect thereof, any rights to royalties, any claims for past infringements of such Intellectual Property (but only to the extent they exist and are legal) and including such intellectual property listed in Exhibit 1.1(ll) to this Agreement;

(mm) “Inventories” has the meaning attributed thereto in Section 4.1(u);

(nn) "Laws” means all applicable federal, provincial, municipal or local laws, statutes, regulations, ordinances, rules, guidelines, orders, directives or other requirements of any Authority.

(oo) “Lease” means the lease between Commercial Property Developments as landlord and the Corporation, dated August 1, 2000 and amended on February 1, 2002;

(pp) “Liability” means any direct or indirect indebtedness, liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(qq) “Location” means the premises leased by the Corporation pursuant to the Lease;

(rr) “Material Adverse Effect” means, where used in relation to the Corporation, a material adverse effect on the business, operations, assets, financial condition or prospects of the Corporation, as the case may be;

(ss) “Material Change” means a material adverse change in the condition, business, operations, prospects, affairs, assets and personnel of the Business;

(tt) “Operating Profit Margin” shall mean income (determined according to US GAAP) before interest and taxes and the items listed in Exhibit 2.2(ii)(b).

(uu) “Net Working Capital” shall mean an amount which shall be calculated as the net amount of current assets less current liabilities, specifically defined as [(Cash + short-term investments + accounts receivable + other receivables + inventory + prepaid expenses + GST credits + any other non-capital assets) less (accounts payable + accruals + unearned or deferred revenues + currency exchange premiums + payroll payable + commissions payable + payroll benefits payable + taxes payable + any other liabilities due to others within the period of the next 12 months)];

(vv)  “Offer” means an attempt or solicitation to buy securities of the Corporation or an interest in its securities, or to acquire a substantial portion of its assets, for value;

(ww) “Options” has the meaning attributed thereto in Section 4.1(e);

(xx) “Parent” means ClearOne Communications, Inc., a corporation organised under the laws of the State of Utah, United States, Inc.;

(yy) “Parties” means, collectively, the Purchaser, the Parent and each of the Vendors, and “Party” means any of them;

(zz)  “Payment” has the meaning attributed thereto in Section 6.8;

(aaa) “Person” means an individual, partnership, unincorporated association, organization, syndicate, corporation, trust and a trustee, executor, administrator or other legal or personal representative;

(bbb)  “Plans” means all plans, arrangements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered which the Corporation is a party to or bound by or under which the Corporation has any liability or which has any application to the employees of the Corporation relating to retirement savings, pensions or benefits, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan, or any bonus, profit sharing, stock option, share purchase, stock appreciation, deferred compensation, incentive compensation, supplemental unemployment benefits, hospitilization, health, dental, disability, life insurance, death or survivor’s benefit, employment insurance, vacation pay, severence or termination pay or other benefit plan with respect to any of its employees, retired employees or former employees and individuals working on contract with the Corporation or other individuals providing services to the Corporation of a kind normally provided by employees, or eligible dependents of any such person;

(ccc)  “Products” means the audio products, video products, and audio/video accessories and services currently provided, distributed and sold by the Corporation;

(ddd)  “Pro Rata Portion” and “Pro Rata Portions” have the meanings attributed thereto in Section 2.1;

(eee) “Purchased Shares” means the shares listed in Exhibit 4.1(f) which are all of the_ issued and outstanding common shares in the capital of the Corporation;

(fff)  “Purchase Price” has the meaning attributed thereto in Section 2.2;

(ggg)  “Purchaser” means ClearOne Communications of Canada Inc., a corporation incorporated under the laws of the Province of New Brunswick, Canada and wholly owned by Gentner Ventures, Inc., a corporation organised under the laws of the State of Utah, United States;

(hhh)  “Real Property” means any real property, whether owned or leased, and used for the conduct of the Business or previously used for such purpose;

(iii)  “Regulatory Approvals” means all necessary approvals, permits, sanctions, rulings, orders or consents from any Authority or self-regulatory organization within or outside of Canada with respect to the transactions contemplated by this Agreement;

(jjj) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest

(kkk)“Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, heat, odour, radiation, energy vector, plasma, and organic or inorganic matter.

(lll)  “Tax Act” means the Income Tax Act (Canada);

(mmm) “Tax” ;“Tax” or “Taxes” shall mean all federal, provincial, municipal, state, local, foreign and other duties, levies, taxes, assessments, reassessments or other Government charges of any nature whatsoever, including, without limitation, income, estimated income, capital, land transfer, value-added, business, occupation, franchise, property, sales, transfer, use, employment, wage, payroll, commercial rent or withholding taxes, workers compensation levies, customs excise duties, social security and unemployment insurance charges and retirement contributions, including interest, penalties, fines and additions in connection therewith for which the Corporation may be liable;

(nnn)  “Tax Return” means any return, report, information return, election, designation or other document (including any related or supporting information) with respect to Taxes;

(ooo)  “Time of Closing” means 4:00 PM on the Closing Date or such other time as the Purchaser and the Vendors may agree upon;

(ppp)  “Threshold” has the meaning attributed thereto in Section 6.6(f);

(qqq)  “Third Party Claim” has the meaning attributed thereto in Section 6.5;

(rrr)  “Undisputed Amount” has the meaning attributed thereto in Section7.17; and

(sss)  “Vendors” has the meanings set forth in the recitals, above.

1.2	Time of the Essence

Time shall be of the essence in and of this Agreement and every part hereof. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

1.3	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.4	Business Days

Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day in the United States or in Canada, such action shall be taken or such payment shall be made on the first Business Day that is a Business Day both in the United States and in Canada on the following such day.

1.5	Currency

Unless otherwise specified, all references to amounts of money in this Agreement refer to Canadian currency. Conversions to/from U.S. dollars shall be made in accordance with the rates published in the Wall Street Journal for the date prior to the date when the conversion needs to be made.

1.6	Headings

The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

1.7	Plurals and Gender

The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

1.8	Statutory References

Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder) as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.9	Construction

The words “including”, “include”, and “includes” shall mean “including without limitation”, “include, without limitation” and “includes, without limitation”, respectively.

1.10	Exhibits

The Exhibits described herein and annexed hereto are incorporated by this reference and are deemed to form part of this Agreement.

ARTICLE 2  - PURCHASE AND SALE OF PURCHASED SHARES

2.1	Purchase and Sale of Purchased Shares

Subject to the terms and conditions of this Agreement, at the Time of Closing, each of the Vendors (as beneficial owner) shall sell, convey and assign those of the Purchased Shares set out opposite his or her name on Exhibit 3.3(a) free and clear from all liens, charges and encumbrances for that portion of the Purchase Price set out opposite each Vendor’s name in Exhibit 3.3(a) (each such portion being that Vendor’s “Pro Rata Portion” and, collectively, the Vendors’“Pro Rata Portions”), and the Purchaser shall purchase such shares.

2.2	Purchase Price

The consideration to be paid by the Purchaser for the Purchased Shares shall be US$8,000,000 subject to adjustments set out herein. Payment of the Purchase Price is more fully described in Section 3.3, below.

(i) Pre Closing Adjustments:

The Cash Proceeds (as hereinafter defined) and the Purchase Price shall be decreased by the amount that Purchaser or Parent has paid as of Closing to Corporation or any affiliate pursuant to that certain letter agreement dated April 18, 2002, a copy of which is attached hereto as Exhibit 2.2(i) which amounts the Parties agree shall constitute a non-refundable deposit toward the Purchase Price. The Vendors do hereby agree that notwithstanding the fact that such amount was not paid to any of them, such payments constitute part of the Purchase Price.

(ii) Post Closing Adjustments:

(a)  Within six months following Closing, Purchaser shall examine the financial records of Corporation and determine if the following conditions (the “Post Closing Conditions”) existed at the Time of Closing: (a) Corporation had in its accounts at least $300,000 Canadian Cash (which for purposes of this calculation will not include checks which were in the possession of the Corporation at the time of Closing but have not been honoured and collected as of the date of this calculation) , (b) Corporation had a minimum of $675,000 Canadian Net Working Capital, (c) Corporation had no long-term liabilities and (d) there were no amounts owing on any line of credit of the Corporation. If any of these conditions have failed to exist at the Time of Closing, then, if the failure is as to (a), (b) or (c) above then Purchaser shall draw from Holdback Funds an amount sufficient to remedy the deficiency, and if the failure is as to (d) above, Purchaser shall draw from Holdback Funds an amount necessary to pay off all amounts outstanding pursuant to any line of credit Purchaser may draw such amounts as provided above from the Holdback Funds without notice and without complying with the procedure set out in Article 6 hereof, (without limitation, without complying with the procedures set out in Section 6.9 hereof) and seek additional remedies for any deficiency. . Purchaser’s calculations to determine if the above conditions were met, shall be unilateral and not subject to discussion with Vendors. Within 10 days following any draw, Purchaser shall provide a courtesy notice to Vendors that such draws from Holdback Funds have been made and provide such information as is reasonably requested by Vendors.

(b) Subject to Section 2.2(ii)(c) below, if during the ninety (90) day period following Closing, Corporation requires Cash in excess of the amount in the Corporation’s accounts at the Time of Closing (the “Deficiency”), then Purchaser may draw from the Holdback Funds without notice and without complying with the procedure set out in Article 6 hereof, (without limitation, without complying with the procedures set out in Section 6.9 hereof) an amount sufficient to fund such Deficiency, but not to exceed Can $150,000, and the Purchase Price shall be reduced by such amount. The determination of the Deficiency by Purchaser shall be unilateral and not subject to discussion with Vendors. The expense items listed on Exhibit 2.2(ii)(b) shall not be included in the calculation of the Deficiency. Exhibit 2.2(ii)(b) must be signed by all parties in order to be operative.

(c) If the Corporations Net Working Capital at Closing exceeds Can$675,000, then the amount that may be drawn from the Holdback Funds pursuant to Section 2.2(ii)(a) or (b) above or to satisfy obligations owed pursuant to the pending audit by the Canada Customs and Revenue Agency shall be decreased by the amount that the Corporation’s Net Working Capital exceeds Can$675,000.

ARTICLE 3  - CLOSING ARRANGEMENTS

3.1	Place of Closing

The Closing shall take place at the Time of Closing by express delivery of executed documents to each party’s counsel in trust with faxed instructions for disbursal or by another means agreed upon by the Purchaser and the Vendors.

3.2	Delivery of Certificates

The Vendors shall transfer and deliver to the Purchaser’s counsel prior to the Time of Closing share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank. The

Vendors shall take such steps as shall be necessary to cause the Corporation to enter the Purchaser upon the books of the Corporation as the holder of the Purchased Shares and to issue share certificates to the Purchaser representing the Purchased Shares purchased by it. Purchaser’s counsel shall deliver the share certificates to Purchaser upon Closing.

3.3	Payment of Purchase Price

Subject to the pre closing and post closing adjustments provided for above, the Purchase Price shall be paid by the Purchaser in the following manner:

(a)  By delivery to the Vendors at the Closing by wire transfer of $5,000,000 less $324,000 totalling $4,676,000 to an account of James B. Curran, (pursuant to instructions to be delivered by Mr Curran) who is hereby appointed by Vendor’s and each of them as Vendors’ agent to receive such wire transfer and Vendors agree that wire of funds to Mr Curran constitutes delivery of funds to each of the Vendors. The respective Pro Rata Portions, of each Vendor in the Purchase Price is as set out on Exhibit 3.3(a) and as adjusted pursuant to Paragraph 2.2 above;

(b)  US $1,600,000 by wire transfer to CIBC World Markets pursuant to the written agreement attached hereto as Exhibit 3.3(b) which provides irrevocable, not subject to amendment, instructions to CIBC World Markets to purchase over a period of ninety (90) days in the market, shares of ClearOne common stock based upon the formula set out therein;

(c)  IF the separate operations of the Corporation, during the 12-month period beginning on Date of Closing and ending 12 months after the Date of Closing (the “Earn Out Calculation Period”) achieves the following earn out criteria, then an amount of earn out calculated as follows shall be paid in the manner set forth below:

Earn Out Criteria	“Earn Out Amount”

1. IF the Corporation’s Gross Sales during the Earn Out Calculation Period exceed Canadian $11,900,000 (“Earn Out Sales”).
2. IF the Corporation’s Operating Profit Margin during the Earn Out Calculation Period exceeds 15.6% (“Earn Out OPM”).

3. IF Jim Stechyson is fired by Corporation following Closing without “Cause” as that term is defined in the Employment Agreement attached hereto as Exhibit 4.6(a)(1)

    1.  THEN an amount equal to (Earn Out Sales - C$11,900,000) multiplied by US $0.3077, up to a maximum of US $400,000 shall be paid pursuant to the following subsection.

By way of examples only:

if Earn Out Sales are Can$12,800,000 , minus Can$ 11,900,000, equals Can$900,000 multiplied by .3077 equals US$276,930

If Earn Out Sales are Can$ 13,200,000, minus Can$ 11,900,000 multiplied by .3077 equals $US400,010 and the Earn Out Amount would be $US400,000.

    2.  THEN an amount equal to (Earn Out OPM) - (15.6%) multiplied by US $800,000 up to a maximum of US$400,000 shall be paid pursuant to the following subsection. By way of examples only:

        if Earn Out OPM is 16.1%, the calculation would be as follows:

16.1% minus 15.6% equals .5%

Ignore the % sign

.5 multiplied by $800,000 US equals $400,000US

if Earn Out OPM is 15.9%,minus 15.6% equals .3%

Ignore the % sign

.3 multiplied by $800,000 equals $US240,000

3. THEN $800,000 US_shall be paid pursuant to the following subsection.

(d) The Earn Out Amount will be paid (promptly following determination) in cash wired to CIBC World Markets for the purchase over a period of ninety (90) days in the market, of shares of ClearOne Common Stock pursuant to the written agreement attached hereto as Exhibit 3.3(b) which provides irrevocable, not subject to amendment, instructions to CIBC World Markets to purchase shares of ClearOne common stock. Determination by Purchaser of the Earn-Out conditions shall be unilateral and not subject to discussion with Vendors. ; Purchaser shall act reasonably to promptly calculate any Earn Out Amount .

(e) Transfer of US $600,000 (the “Holdback Funds”) to a separate account held by Parent (the “Holdback Account”), to be disbursed in accordance with the terms hereof.; The Holdback Account shall be at a commercial bank in the United States. The Holdback Funds shall be invested in a money market account with such bank and shall be invested for liquidity rather than highest return. The interest earned on the Holdback Funds shall be considered part of the Holdback Funds, and will be disbursed in accordance with this agreement.

3.4  Payoff of Liabilities/Mechanics of Holdback

    (a)  Excluding ordinary course of business trade payables which are not in default, payroll tax not in default, and sales taxes not in default prior to Closing the Vendors will cause the Corporation to pay-off those liabilities set forth on Exhibit 3.4(a), and those set forth in the Closing Financial Statements, and any liabilities of the Corporation accruing prior to the date of Closing and not reflected thereon (the “Liabilities”);

    (b)  To the extent that the Cash or Net Working Capital remaining in the Corporation following the Closing is insufficient to pay-off the Liabilities then Purchaser may draw an amount from Holdback Funds sufficient to pay-off such liabilities and Purchaser may draw such amount without notice and without complying with the procedures set out in Article 6 hereof, (without limitation, without complying with the procedures set out in Section 6.9 hereof)

Without limitation, the Parties agree that the Holdback Funds will be available to satisfy any obligation of the Corporation based on the pending audit by the Canada Customs and Revenue Agency without notice and without complying with the procedure set out in Article 6 hereof, (without limitation, without complying with the procedures set out in Section 6.9 hereof) and seek additional remedies for any deficiency.

    (c)  If at the end of the six month period following Closing all of the Post Closing Conditions have been determined by Purchaser to have been met, then Purchaser shall transfer to the Vendors 1/3 of the Holdback Funds which remain in the Holdback Account, pro rata as set out in Exhibit 3.3 (a)

    (d)  At such time that Purchaser shall have received from its Canadian counsel reasonable assurances that the pending audit by the Canada Customs and Revenue Agency has been completed and that there is a final determination that there is no liability owed by the Corporation based on such audit, then Purchaser shall transfer to the Vendors 25% of the Holdback Funds which remain in the Holdback Account, pro rata as set out in Exhibit 3.3 (a)

3.5  Lockup

    All shares of ClearOne common stock purchased pursuant to Paragraphs 3.3 (b), (c) and (d) shall be subject to the Lockup Agreement the form of which is attached hereto as Exhibit 3.5 and which shall generally prohibit the resale of any such shares for a period of 12 months as to 3814157 Canada Inc, Jim Stechyson, and Heather Stechyson Family Trust and 90 days as to 3814149 Canada, Inc., Stechyson Family Trust, Norm Stechyson, from the date of purchase.

ARTICLE 4   - REPRESENTATIONS, WARRANTIES, AND COVENANTS

4.1  Representations and Warranties of the Vendors
The Corporation and the Vendors and each of them, jointly and severally represent and warrant to the Purchaser and the Parent (and acknowledge that the Purchaser and the Parent are relying on such representations and warranties in completing the transactions contemplated by this Agreement) that as of the Closing Date:

(a)  Corporate

The Corporation is a corporation duly incorporated and organized and is validly existing and in good standing under the federal laws of Canada and the Province of Ontario and has all necessary corporate power, authority and capacity to own its properties and assets and to carry on the Business as presently conducted. The Corporation is a private company as that term is defined in the Securities Act (Ontario). Neither the nature of the Business nor the location or character of the property owned or leased by the Corporation requires the Corporation to be registered, licensed or otherwise qualified in any jurisdiction other than in Ontario, where as at the Time of Closing it shall be duly registered, licensed or otherwise qualified for such purpose. Copies of the articles and by-laws of the Corporation, including any amendments thereto, are attached hereto as Exhibit 4.1(a).

(b)  Subsidiaries
The Corporation does not own, directly or indirectly, nor has it agreed to acquire (i) any of the outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any partnership, joint venture or other business enterprise.

(c)  Binding Agreement, Validity of Transactions
Vendors, and Corporation and each of them has full power and authority (including full corporate and trust power and authority) to execute and deliver this

 Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Corporation and the trustees of all vendors have duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes a legal, valid, and binding obligation of the Vendors and the Corporation and each of them, enforceable against each in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies). The execution and delivery of this Agreement by the Vendors and the Corporation , the consummation of the transactions contemplated by this Agreement and the fulfilment by the Vendors and Corporation of the terms, conditions and provisions hereof do not and will not, except as set out in Exhibit 4.1(c):

    (i)  Contravene, or conflict with or violate or result in the breach or default (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of any of the Vendors or the Corporation under, or require the consent or approval of any Person under:

    (A)  Any constitution, statute, law, or rule, applicable to such Vendor or the Corporation;

    (B)  any judgment, order, writ, injunction, ruling or decree of any court or of any Authority which is presently applicable to such Vendor or the Corporation;

    (C)  the articles, by-laws or any resolutions of the Corporation or amendments thereto or restatements thereof;

    (D)  the constituent documents of the Vendors’, as applicable; or

    (E)  the provisions of any agreement, arrangement or understanding to which such Vendor or the Corporation is a party or by which any of them are bound.

    (ii)  create in any party the right to accelerate, terminate, modify or cancel any agreement to which the Corporation or any Vendor is a party, and Vendors further represent and warrant that there are no single source suppliers for any item it purchases from its suppliers.

    (iii)  require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Corporation or Vendor is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

    (iv)  require any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Corporation and Vendors have obtained each and every third party consent necessary to accomplish the intent of this Agreement. Neither Corporation nor any Vendor has any liability or obligation to pay any fees to any broker, finder, with the exception of a nominal filing fee which must paid in connection with a post closing notice with Investment Canada

(d)  Licences, Permits and Authorizations
The Corporation has conducted the Business in compliance with, and the Corporation holds all licenses, permits and authorizations necessary for the lawful operation of the Business pursuant to, all applicable statutes, laws, ordinances, rules and regulations of all Authorities having jurisdiction over the Corporation or over any part of the Business, all of which licenses, permits and authorizations are listed on Exhibit 4.1(d) and all of which are valid and subsisting and in good standing with no violations in respect thereof as of the date of this Agreement.

(e)  Capitalization
The authorized share capital of the Corporation is as follows:. an unlimited number of common shares, one vote per share, discretionary dividends, an unlimited number of Class A preferred shares, Class B preferred shares, Class C preferred shares, Class D preferred shares, Class E preferred shares, Class F preferred shares, all of which are non-voting, redeemable and retractable. The number of shares that are issued and outstanding are as set forth on Exhibit 4.1(e). The issued and outstanding share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of the Corporation. There are no outstanding securities (of any kind) convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any options rights or warranties for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. On the Closing Date, the Purchased Shares shall constitute all the issued and outstanding shares in the capital of the Corporation and all of the Options shall have been extinguished and shall be void and of no further effect.

(f)  Ownership of Purchased Shares/Authority
The Vendors are the only registered and beneficial owners of the Purchased Shares free and clear of any Encumbrances, owning the number of shares set out beside each Vendors’ name in Exhibit 4.1(f) attached hereto. There is no contract, option or other right of another binding upon or which at any time in the future may become binding upon any of the Vendors to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares, respectively, other than pursuant to this Agreement.

(g)  Financial Statements

The Financial Statements present fairly the financial position of the Corporation as of and for the periods stated therein, have been prepared in accordance with (Canadian) GAAP, applied on a consistent basis throughout the periods covered thereby and consistent with prior fiscal years of the Corporation. The Balance Sheet presents fairly a true and complete statement of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as of the dates stated therein, and the statements of income (loss) and retained earnings (deficit) and, for the periods covered thereby, statement of cash flows forming a part of the Financial Statements accurately set forth the results of the operations of the Corporation and the source and application of the funds thereof throughout the periods covered thereby. The Corporation has not produced or had prepared audited financial statements for any period ending, or as at a date, after October 31, 2001 nor are any of the Vendors in possession of such financial statements.

(h)  Absence of Undisclosed Liabilities

Except to the extent reflected or reserved against in the Balance Sheet or incurred subsequent to the date thereof and disclosed in Exhibit 4.1(h)(1) and except normal trade creditors payable in the ordinary and normal course of business, the Corporation does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind whether or not such obligations or commitments are presently considered liabilities of the Corporation under Canadian GAAP. At the Time of Closing, all long-term debt of the Corporation shall be paid in full. Corporation will not during the period between the date of this agreement and Closing make any payments other than in the Ordinary Course of Business and as are set out in Exhibit 4.1(h)(2).

(i)  Tax Matters

Except as disclosed in Exhibit 4.1(i):

    (i)  The Corporation has duly filed on a timely basis with the appropriate Governmental Entities, all Tax Returns required to be filed for taxable periods ending on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. To the best of the Corporation’s knowledge, no such Tax Return contains any misstatement or omits any statement that should have been included therein. No Tax Return has been amended. The Corporation is not the beneficiary of any extension of time within which to file any Income Tax Return.

    (ii)  The tax liability of the Corporation for previous taxation periods is as indicated in its Tax Returns. All Taxes shown as due on such Tax Returns or otherwise due or claimed to be due by any Governmental Entity have been paid. All instalments, assessments and reassessments of which the Corporation is aware of or has received notice of and all other Taxes which are due and payable by it, have been paid in full. Reserves and provisions for Taxes accrued but not yet due on or before the Closing Date as reflected in the Corporation’s Financial Statements are adequate as of the date of the Corporation’s Financial Statements, in accordance with Canadian generally accepted accounting principles. No deficiencies for Taxes have been proposed, asserted or assessed against the Corporation that are not adequately reserved against.

    (iii)  Attached as Exhibit 4.1(i) are complete and correct copies of all Tax Returns that have been filed from 1999 to the date hereof and copies of all correspondence with taxing authorities.

    (iv)  No claim has ever been made by or is expected from any Governmental Entity in a jurisdiction in which any one of the members of the Corporation does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

    (v)  No unresolved assessments, reassessments, audits, claims, actions, suits, proceedings, or investigations exist or have been initiated with regard to any Taxes or Tax Returns of the Corporation. To the knowledge of the Corporation, no assessment, reassessment, audit or investigation by any Governmental Entity is underway, threatened or imminent with respect to Taxes for which the Corporation may be liable, in whole or part.

    (vi)  The Tax Returns of the Corporation have not been audited by Revenue Canada. The Ontario Ministry of Revenue has audited the Corporation’s 2000 Tax Return.

    (vii)  No election, consent for extension, nor any waiver that extends any applicable statute of limitations relating to the determination of a Tax liability of the Corporation has been filed or entered into and is still effective.

    (viii)  There are no liens for Taxes on the assets of the Corporation.

    (ix)  The Corporation is not a party to, is not bound by, nor has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

    (x)  The Corporation has properly withheld and remitted all amounts required to be withheld and remitted (including without limitation, income tax, Canadian Pension Plan contributions, Unemployment Insurance and Workman’s Compensation premiums) and has paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation.

    (xi)  The Corporation has not been and currently is not required to file any Tax Returns in any jurisdiction outside of Canada.

    (xii)  There has never been a change of control of the Corporation for the purposes of the Income Tax Act (Canada).

    (xiii)  No amount in respect of any outlay or expense that is deductible for the purposes of computing the Corporation’s income for the purposes of the Tax Act has been owing by the Corporation for longer than two (2) years to a person with whom the Corporation was not dealing at arm’s length (for the purposes of the Tax Act) at the time the outlay or expense was incurred. The

Corporation has not, either directly or indirectly, transferred property to or acquired property from a person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

    (xiv)  The Corporation has not claimed a deduction with respect to an outlay or expense that may be considered unreasonable under the circumstances.

    (xv)  All amounts of consideration paid or agreed to be paid by the Corporation with respect to the acquisition from, the use or reproduction of property of, or services rendered by, a non-resident of Canada with whom the Corporation was not dealing at arm’s length for the purposes of and within the meaning of the Income Tax Act (Canada) have been no greater than amounts which would be considered reasonable in the circumstances had such non-resident been dealing at arm'’ length with the Corporation. All amounts of consideration paid or agreed to be paid to the Corporation with respect to the acquisition by, the use or reproduction of property by, loan to, or services rendered to, a non-resident of Canada with whom the Corporation was not dealing at arm’s length for the purposes of and within the meaning of the Income Tax Act (Canada) have been no less than amounts which would be considered reasonable in circumstances had such non-resident been dealing at arm’s length with the Corporation.

    (xvi)  There are no circumstances which exist and would result in, or which have existed and resulted in, any of Sections 80 to and including Section 80.04 of the Income Tax Act (Canada) applying to the Corporation.

    (xvii)  The Corporation is a registrant for the purposes of the ETA having registration number R105007314 T001, and is not a financial institution within the meaning of the Excise Tax Act (Canada). The Corporation has not made any elections under the ETA.

    (xviii)  The Vendors are not non-residents of Canada within the meaning of the Tax Act.

(j)  Absence of Changes

Since June 30, 2002:
    (i)  no Material Change has occurred in any of the assets, business, financial condition, results of operation or prospects of the Corporation nor has any other event, condition or state of facts occurred or arisen that might materially and adversely affect, or threaten to materially and adversely affect, the Corporation or the business, the results of operations or prospects of the Corporation or the ability of the Corporation to carry on its business substantially the same as such business was being conducted as of June 30, 2002;

    (ii)  no damage, destruction or loss, labour trouble or any other event, development or condition of any character (whether or not covered by insurance) has occurred which might have a Material Adverse Effect; and

    (iii)  the Corporation has been operated in the ordinary course of business.

(k) Absence of Unusual Transactions

Since June 30, 2002, the Corporation has not:

    (i)  transferred, assigned, sold or otherwise disposed of any of its assets or cancelled any debts or claims except in each case in the ordinary and normal course of business;

    (ii)  incurred or assumed any obligation or liability including capitalized lease obligations, (direct or contingent), except those listed in Exhibit 4.1(k) hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

    (iii)  issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities of the Corporation or issued, granted or delivered any right, option or other commitment for the issuance of any such other securities;

    (iv)  discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date thereof in the ordinary and normal course of business;

    (v)  except as disclosed in Exhibit 4.1(k), declared, set aside, or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

    (vi)  suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation;

    (vii)  except as set out in Exhibit 4.1(k) qualified, amended or changed or taken any action to amend or change its constating documents or by-laws;

    (viii)  except as disclosed in Exhibit 4.1(k), made any wage or salary increases or in respect of personnel which it employs, including officers and directors;

    (ix)  except as disclosed in Exhibit 4.1(k) hereto, mortgaged, pledged, subjected to lien, granted as security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

    (x)  except as disclosed in Exhibit 4.1(k), paid or become liable for any management fee or any other fee or charge whatsoever to the Vendors or any Person who is an associate of the Vendors or paid or agreed to pay any bonus or like payment to any Person;

    (xi)  loaned or agreed to lend money to any Person including a shareholder; or

    (xii)  entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

    (xiii)  received any information that any party (including Corporation) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which Corporation is bound;

    (xiv)  made any material capital expenditures outside the Ordinary Course of Business;

    (xv)  made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

    (xvi)  granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

    (xvii)  entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

    (xviii)  adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) except as otherwise provided in this Agreement;

    (xix)  made any other material change in employment terms for any of its directors, officers, and employees

    (xx)  authorized or agreed or otherwise become committed to any of the foregoing.

(l)  Title to Properties

    Except as disclosed in the Balance Sheet or in Exhibit 4.1(l) hereto, the Corporation has good and marketable title to all of its assets, real and personal, including but not limited to those reflected on the Balance Sheet or acquired since the date of the Balance Sheet (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of business), free and clear of all Encumbrances.

(m)  Leases of Personal Property

    Exhibit 4.1(m) sets forth a true and complete list in all material respects of all equipment, other personal property and fixtures in the possession or custody of the Corporation which, as of the date hereof, is leased or held under licence or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

(n)  Leases of Real Property

    (i)  Other than the Lease, the Corporation is not a party to or bound by any lease, sublease, license or other instrument relating to real property and the Corporation has not entered into any other instrument relating to real property. The interest held by the Corporation under the Leases is free and clear of any and all Encumbrances.

    (ii)  The Lease is in good standing and in full force and effect without amendment, and the Corporation is entitled to the benefit of the Lease.

    (iii)  All amounts of rent and other amounts presently owing under the Lease have been paid.

    (iv)  The Corporation has complied with all of its obligations under the Lease and the Corporation is not in default or breach, nor has it received a notice of default or breach of its obligations under the Lease.

    (v)  Attached hereto as Exhibit 4.1(n) is a consent to assignment executed by the landlord as is necessary for this transaction

(o)  Real Property

    The Corporation does not own any real property or, except for the Lease, any interest in real property.

(p)  Fixed Assets

    Each item of tangible assets, machinery, equipment, vehicles, furniture, office equipment, computer hardware and software with a value greater than C$2,000 wherever situate and owned by the Corporation is set out in Exhibit 4.1(p) hereto.

(q)  Condition of Assets

    All tangible assets of the Corporation are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

(r)  Services Warranty

    All of the services rendered by Corporation have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and , after diligent inquiry, Corporation has no knowledge of any material liability (, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for damages in connection therewith.

(s) Product Liability

After diligent inquiry, Corporation has no knowledge of any  material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Corporation.

(t) Litigation

Except as disclosed in Exhibit 4.1(t) there is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, “Claims”), pending or, to the best of the Vendors’ knowledge, threatened against the Corporation or affecting any of its assets or properties or the Business. There are no facts or circumstances known to the Vendors which are likely to give rise to any such Claims. Except as disclosed in Exhibit 4.1(t), there is not presently outstanding against the Corporation ( or affecting its Business or properties) any judgement, execution, decree, injunction, rule or order of any court, Authority, administrative agency or arbitrator.

(u) Inventories

Exhibit 4.1(u) sets forth a detailed list of the inventories (the “Inventories”) of the Corporation as at July 31, 2002 and as of August 16, 2002e, which list is true and correct. The Inventories are in good condition, are merchantable, are of a quality and quantity useable or saleable in the ordinary course of business, are fit for the purposes for which they are intended (except to the extent, if any, written down to net realizable value on the Financial Statements) and are carried on the books of the Corporation at the lower of cost or net realizable value. Inventories are labelled and stored in compliance with all applicable federal, provincial and local laws, ordinances, and governmental rules and regulations.

(v) Accounts Receivable

Exhibit 4.1(v) sets forth a detailed list of the accounts receivable (the “Accounts Receivable”) of the Corporation as at July 31, 2002 and as of August 16, 2002 which list is true and correct. The Accounts Receivable of the Corporation set out in Exhibit 4.1(v) are, and all other accounts receivable at the Time of Closing shall be, bona fide and good and collectible at their face amounts in the ordinary course of business (subject to no defence, counterclaim or set-off) except to the extent of any reserves provided for doubtful accounts in the ordinary course of business which reserves are set out in Exhibit 4.1(v).

(w)  Material Contracts

Except for the Encumbrances referred to in Exhibit 4.1(l), the leases and agreements referred to in Exhibit 4.1(m), the Leases, the written employment contracts referred to in Exhibit 4.1(x) and the contracts and agreements (including government grants or incentives) referred to in Exhibit 4.1(w), the Corporation is not a party to or bound by any material contract or commitment either now or in the future, whether oral or written. The contracts, leases and agreements referred to in the Leases and Exhibits 4.1(m), 4.1(x) and 4.1(w) are all legal, valid, binding, enforceable and in full force and effect unamended and no default exists in respect thereof on the part of the Corporation or on the part of any of the other parties thereto. The Corporation is not in default or in breach of any lease, contract or commitment to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and the Corporation is entitled to all benefits thereunder. No party to any contract has repudiated such contract or express an intention to not perform such contract.

The term “material contract” as used in this paragraph shall be deemed to include but not be limited to the following:

(i)  any agreement (or group of related agreements) in excess of $20,000Can for the sale or lease of personal property to or from any Person;

(ii)  any agreement (or group of related agreements) in excess of $20,000Can for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

(iii)  any agreement concerning a partnership or joint venture;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement concerning confidentiality or noncompetition;

(vi)  any agreement involving any Vendors;

(vii)  any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)  any license of Intellectual Property

(ix)  any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees

(xi)  any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Corporation; or

(xii)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000 Can.

(x) Employment Matters

    (i)  Exhibit 4.1(x) contains a complete and accurate list of all employees, agents and independent contractors of the Corporation and, to the extent applicable, their positions, current salaries, benefits and other remunerations, dates of last salary increases and dates of hire with the Corporation or any predecessors of the Corporation. Exhibit 4.1(x) also indicates which employees are parties to a written or oral agreement of employment (including confidentiality and non-competition agreements).

    (ii)  Except as disclosed in Exhibit 4.1(x), the Corporation is not a party to any agreements with past employees, agents or independent contractors in respect of whom the Corporation has continuing obligations. There are no oral contracts of employment entered into with any employees employed by the Corporation, which are not terminable in accordance with applicable law and the Corporation has not entered into any agreements with such employees with respect to the termination of employment. The Corporation does not have any obligation to re-instate any employees.

    (iii)  Except for Norm Stechyson, Heather Stechyson and Janice Stechyson, who have resigned and executed full releases which are attached hereto as Exhibit 4.1(x)(iii), at the Time of Closing, the Corporation will not have terminated, laid-off or dismissed (whether such dismissal is actual or constructive) in the four weeks preceding the Date of Closing any employees of the Corporation.

    (iv)  All liabilities in respect of employees have or shall have been paid in full to the Closing Date, including premium contributions, remittance and assessments for unemployment insurance, employer health tax, Canada Pension Plan, income tax, Workers’ Compensation and any other employment related legislation, accrued wages, Taxes, salaries, commissions and employee benefit plan payments.

    (v)  There are no outstanding, pending, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against the Corporation, or its directors, officers or agents pursuant to or under any applicable rules, regulations, orders or laws, including Canada Pension Plan, unemployment insurance, Tax, employer health tax, employment standards, labour relations, occupational health and safety, human rights, workers’ compensation and pay equity laws.

    (vi)  The Corporation has not made any agreements, whether directly or indirectly, with any labour union, employee association or other similar entity or made commitments to or conducted negotiations with any labour union or employee association or similar entity with respect to any future agreements. No trade union, employee association or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the employees of the Corporation. The Vendors, after diligent inquiry, are not aware of any current attempts to organize or establish any other labour union, employee association or other similar entity.

    (vii)  All vacation pay, bonuses, commissions and other emoluments relating to the employees of the Corporation are accurately reflected in all respects and have been accrued in the financial records of the Corporation.

    (viii)  Except as described in Exhibit 4.1(x), the Corporation is in compliance with all federal, provincial, state, local foreign and other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours.

    (ix)   Corporation has no liability, and anticipates no liability, to the Canada Customs and Revenue Agency, or to employees, in connection with any audit by that agency.

    (x)  There is no unfair labour practice, complaint, charge or other matter against or involving the Corporation pending or threatened before any governmental authority.

    (xi)  All officers and employees have been thoroughly interviewed (the notes from such interviews are attached as Exhibit 4.1(x)(xi)) and based upon such interviews no officer or employee employed by the Corporation has indicated his or her intention to resign following Closing except that Norm, Heather and Janice Stechyson will not continue their employment.

    (xii)  The consummation of the transaction contemplated by this agreement will not entitle any current or former officer or employee of the Corporation to severance pay, pay in lieu of notice, unemployment compensation, or any other similar payment, nor accelerate the time of payment or date of vesting, nor increase the amount of any compensation due to any officer or employee of the Corporation.

(y) Pension and Benefit Matters

(i) Exhibit 4.1(y) hereto is a complete list of each written or unwritten employee benefit, pension or retirement plan, program, agreement or arrangement whether formal or informal and whether legally binding or not, including any plan or arrangement relating to bonuses, incentive compensation, stock purchase rights, stock options, severance or termination pay, hospitalization or other medical or dental benefits, disability, life or other insurance, supplemental unemployment benefits or profit sharing (“Employee Plan”), and all deferred compensation arrangements in which any of the employees of Vendor re participants.

(ii) Each of the Employee Plans is duly registered where required by law, is in good standing and is maintained in material compliance with applicable laws.

(iii) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions herein or therein contemplated will cause Buyer or any affiliate thereof to be liable to any person pursuant to the terms of any Employee Plan or applicable law.

(iv) Vendor is not a party to any pending or threatened action, claim, suit or proceeding by any person or governmental instrumentality concerning any Employee Plan which relates to Vendor or any of its employees.

(v) All payments due from Vendor (on account of employment contracts or otherwise) for Employee Plans have been paid for all periods ended on or prior to the date hereof, and for the period from the date hereof through the Closing Date, shall be paid by Vendor. Vendor has no Employee Plan that constitutes a “registered pension plan” as that term is defined in s. 248(1) of the Income Tax Act (Canada).

(z) Legal Compliance

After diligent inquiry, Corporation represents and warrants that to the best of Vendors knowledge it has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Corporation and its business.

(aa) Insurance

The Corporation has all of its assets, property and undertaking and the Business insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect (with all premiums paid) up to and including the Closing Date.

Exhibit 4.1(aa) sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Corporation is a party, a named insured, or otherwise the beneficiary of coverage:

(i)  the name, address, and telephone number of the agent;

(ii)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)  the policy number and the period of coverage;

(iv)  the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)  a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) Corporation is not in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.

(bb) Intellectual Property

General

(i) Exhibit 1.1(ll) contains a complete and accurate list of all of the Intellectual Property, and details, if any, of all registrations thereof and all applications for registration in respect thereof, and indicate in each case whether such Intellectual Property is owned by or licensed to the Corporation.

(ii) All registrations with, and applications to, Authorities on behalf of, or for the benefit of, the Corporation in respect of the Intellectual Property are valid and in full force and effect (subject to adjudication, of which there is presently none) and are not in arrears in respect of payment of any taxes or maintenance fees or the taking of any other actions by the Corporation to maintain their validity or effectiveness, other than routine filings and payments applicable to registrations of that kind.

(iii) All intellectual property reasonably necessary for the conduct of the Business by the Corporation, as currently conducted, is owned by, or licensed to, the Corporation.

(A) Except as disclosed in Exhibit 1.1(ll) hereto, no licences or sublicenses have been granted by the Corporation to third parties permitting the use of any Intellectual Property, nor is there any obligation on the part of the Corporation to enter into a licence or sublicense with a third party to permit such third party to use any of the Intellectual Property. With regard to the items listed in Exhibit 1.1(ll), the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B)  no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C)  no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(iv) Except as disclosed in the Exhibit 4.1(bb)(iv) hereto, to the best of the Vendors’ knowledge, there has been no infringement or violation of the rights of the Corporation in and to any of the Intellectual Property. The Corporation has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and neither Vendors nor their affiliates nor the Corporation has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Corporation must license or refrain from using any intellectual property rights of any third party).

(v) The Corporation has all rights necessary to enable it to lawfully and without infringement of the rights of any third party place on its websites and in its Products the content currently on the Corporation’s websites (and to permit others to view and/or download and use such content in the manner allowed by those sites), and contained in the Products. The Corporation has not placed any content on any website or in any Product or distributed such content in a manner which infringes the rights of any third party to a materially adverse extent or which could reasonably be expected to give rise to any claim having any Material Adverse Effect. No legal proceedings alleging infringement in respect of the content on the Corporation’s websites or Products of any type (including CD-ROMs and software) have ever been brought.

(vi) The software listed on Exhibit 1.1(ll) shall not contain any clock, timer, counter, or other limiting or disabling code, design or routine that would cause the software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Purchaser’s ability to use a copy of the software after a specific or random number of years or copies, or any viruses, Trojan horses, or other disabling or disruptive codes or commands.

(vii)  Corporation has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the use of any intellectual property.

Copyrights

(i) The Corporation owns all equitable and legal rights in and to all copyrightable works forming part of the Intellectual Property (including all source code versions of the Products), other than works used in the Business under a contract listed in Exhibit 4.1(w) (“Works”). All Works are protectable under the copyright laws of the United States and Canada and have been, or are capable of being, registered in the United States and Canadian copyright offices. A complete list of all Works reasonably necessary for the conduct of Business is included on Exhibit 1.1(ll).

(ii) The Works listed on Exhibit 1.1(ll) have not been incorporated, in whole or in part, into any completed works which are not listed on Exhibit 1.1(ll), whether published or unpublished.

(iii) Except as noted in Exhibit 1.1(ll), the Works listed thereon are each original works of authorship and are comprised of material created solely by the Corporation’s employees in the course of their employment or by contractors who have executed forms of assignment vesting all rights in such Works in the Corporation. No material created by any other persons or any other legal entities have been incorporated in any of the Works except where the Corporation has acquired the rights to do so.

(iv) The Corporation has taken no action, and the Vendors are aware of no facts, which would cause any of the Works listed on Exhibit 1.1(ll) to be adjudicated in any legal forum to have entered the public domain.

(v) The authors of all Works have waived, to the extent permitted by law, in whole any moral rights he or she may have in the Works, in favour of all future acquirors of the Works.

Trademarks

(i) The Corporation owns all equitable and legal title to all words, symbols, devices, designs, logos, artistic renderings, and similar items which have come to indicate a particular source of origin with respect to the Corporation’s goods and/or services and which are reasonably necessary for the conduct of Business. Collectively, these properties are referred to in this Agreement as “the Marks”.

(ii) To the knowledge of the Vendors, the Corporation is entitled to use in Canada all generic, descriptive and non-distinctive words, symbols, devices, photographs, designs, artistic renderings and packages designs which it has incorporated in the sale, promotion, advertising or licensing of its goods and/or services.
(iii) There are no claims pending or which, to the Vendors’ knowledge, may be successfully brought against the continued use, or attempted or continued registration of any of the marks presently being used by the Corporation in the United States, Canada or throughout the world.

(iv) There are no claims pending or which, to the Vendors’ knowledge, may be validly brought against the continued use of any generic, descriptive and/or non-distinctive words, symbols, devices, photographs, designs, artistic renderings and package designs which have been incorporated in the sale, promotion, advertising or licensing of the Corporation’s goods and/or services in the United States or throughout the world. The Vendors are aware of no facts which would support any such claims, actual or potential.

(v) All properties which the Corporation recognizes as Marks are listed on Exhibit 1.1(ll) by mark, goods or services, registration number, and date the Mark was first used.

(vi) All Marks listed on Exhibit 1.1(ll) are currently in use in Canada.

Domain Names

(i) All domain names listed on Exhibit 1.1(ll) have been duly registered with an ICANN approved Registrar of the corresponding country top level domain name registration authority approved registrar(“ICANN”) through ICANN’s registration procedures, and are operating, active domain names. The Corporation has taken all reasonable steps to maintain in force the domain name registrations listed on Exhibit 1.1(ll).

(ii) ICANN’s records show the Corporation to be the sole Person in exclusive control of the domain names listed in Exhibit 1.1(ll).

(iii) Neither ICANN nor any third party has advised the Corporation that any of the domain names listed in Exhibit 1.1(ll) infringe, dilute, or interfere with the rights of any other party, or may infringe, dilute or interfere with the rights of any other party.

(iv) ICANN has not notified the Corporation that any of the domain names listed in Exhibit 1.1(ll) have been placed on “hold” or are otherwise subject to a dispute or potential dispute pursuant to NSI's dispute resolution policy.

(v) There are no claims pending or, to the knowledge of the Vendors, which may be validly brought against the continued use or registration of any of the domain names presently being used by the Corporation in the United States or throughout the world, as listed on Exhibit 1.1(ll). The Vendors are aware of no facts which would support any such claims, actual or potential.

(cc) Computer Systems

The Corporation owns or licences all of the computer systems reasonably necessary for the operation of the Business as it is currently conducted. All such computer systems of the Corporation, including, but not limited to, mainframes, mini-computers and special purpose systems are fully operational.

(dd) Source Code Versions

All source code versions of the Products are accurate and complete in all material respects and are sufficient for the ongoing operation and conduct of the Business, and for the enhancement and/or modification of the Products to which such source code versions relate.

(ee) Contracts with Non-Arm’s Length Persons
Except as set forth in Exhibit 4.1(ee), there are no existing contracts or arrangements to which the Corporation is a party in which any of the Vendors, any director or officer of the Corporation or any other Person not dealing at arm’s length with the Vendors or the Corporation, or any director or officer of the Corporation has an interest, whether directly or indirectly, including, without limitation, arrangements for the payment of management or consulting fees of any kind whatsoever.

(ff) Agreements Restricting Business

The Corporation is not a party to any agreement or arrangement which restricts the freedom of the Corporation to carry on the Business, including any contract or agreement which contains covenants by the Corporation not to compete in any line of business with any other Person.

(gg) Bank Accounts, etc.

There is set forth in Exhibit 4.1(gg) hereto the name of each bank or other depository in which the Corporation maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

(hh) Absence of Guarantees

The Corporation has not given or agreed to give and is not a party to or bound by any guarantee of indebtedness, indemnity, bond or suretyship or other obligations of another Person or Persons or any other commitment by which the Corporation is, or is contingently, responsible for such indebtedness or other obligations except as specifically provided for or referred to in this Agreement or in any exhibit hereto.

(ii) Corporate Records

The minute books of the Corporation contain, and will contain at the Closing Date, accurate and complete minutes of all meetings and resolutions of its directors and shareholders held since its incorporation. All resolutions of the Corporation were duly passed and all meetings of the Corporation were duly held, and its share certificate books and share certificate registers are, and will at the Closing Date be, complete and accurate and shall reflect all transactions contemplated by this Agreement.

(jj)  Consents

No consent, approval or authorization of, or declaration, filing (other than administrative filings with Tax authorities, companies registries and the like) or registration with, any Authority or other person is required to be made or obtained by the Corporation or the Vendors prior to, or as a condition of, the consummation of the transactions contemplated in this Agreement.

(kk) Powers of Attorney

The Corporation has not given any power of attorney to any Person for any purpose whatsoever.

(ll) Brokers

The Vendors and the Corporation have not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendors or the Corporation.

(mm) Full Disclosure

None of the foregoing representations and statements of fact contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its properties, businesses and affairs. There is no fact that the Vendors have not disclosed to the Purchaser in writing having, or, so far as the Vendors can foresee, that might have, a Material Adverse Effect or that might materially adversely effect the ability of the Vendors to perform their obligations under this Agreement. No condition exists that would materially adversely affect Purchaser’s ability to continue to conduct the Business following Closing. The parties hereto agree that a fact disclosed in one Exhibit hereto does not constitute disclosure in any other Exhibit hereto.

(nn) Only Business-Customer and Supply Relationships

The Corporation has not in the last 5 years carried on and does not currently carry on any business other than the Business. After diligent inquiry, to the best of Vendors knowledge, no condition presently exists which would cause an adverse change in Business following Closing which change is based upon relationships with customers or suppliers of the Corporation or the Business. After diligent inquiry, to the best of Vendors knowledge, no person has committed any act or omitted to commit any act which act or omission has had, or with the passage of time would have the effect of damaging relationships with Corporation’s customers or suppliers. There is set forth in Exhibit 4.1(nn) copies of all correspondence from customers or suppliers, within the past 24 months which contains material complaints or criticism, regarding the Corporation, its conduct or the conduct of employees or business practices. Exhibit 4.1(nn) also contains all information (whether or not it has been reduced to writing or not) regarding any other material problems of any kind which Corporation has had with customers or suppliers which has occurred in the last 24 months.

(oo) US Securities Laws

Each Vendor agrees that: (1) Purchaser has made no recommendation to any Vendor to purchase shares of ClearOne common stock in the market as provided in this Agreement and has made no representation regarding the current or future price of ClearOne common stock (2) Purchaser has provided no information to any Vendor which is not contained in any publicly available document () Each Vendor has been advised by its professional advisors regarding the merits and risks of an investment in ClearOne common stock (4) each Vendor agrees and acknowledges that the investment in ClearOne common stock involves substantial risk based upon the future performance of ClearOne as well as risks associated with the market generally(5) each Vendor can sustain the a loss of its investment in the ClearOne common stock.

(pp)  Ontario Securities Laws

Each of the Vendors is by virtue of such Vendor’s net worth, investment experience and sophistication able to evaluation and assess the merits and risks associated with holding the ClearOne Shares as an investment.

    (i)  Each of the Vendors is acquiring the ClearOne Shares as principal for such Vendor’s own account and not for the benefit of any other person.

    (ii)  Each of the Vendors is a resident of the Province of Ontario.

    (iii)  Each of the Vendors acknowledges that the ClearOne Shares may not be resold otherwise than in compliance with the resale restrictions applicable to the Vendors and any purchaser of the ClearOne Shares, including, without limitation, such restrictions under the Ontario Securities Laws.

(qq) Environmental Matters

(i) The Corporation has carried and is carrying on its business and its assets always have been and are now in compliance with all Environmental Laws. Neither the Corporation nor any of its directors or officers has ever been convicted of any offence for non-compliance with any Environmental Law, been fined or otherwise penalized for non-compliance with an Environmental Law, or settle any prosecution for non-compliance with any Environmental Law short of conviction.

(ii) The Corporation has filed all reports and other information and obtained all permits, certifications, programs, registrations, licences and other approvals (collectively “Permits”) copies or a list of which are attached as Exhibit 4.1(qq)(ii)  to enable it to carry on its business as now conducted in compliance with Environmental Laws. All of the Permits are valid and in good standing and transferable, there has been no violation of any Permit by the Corporation and no proceeding is pending, or to the knowledge of the Sellers, threatened to revoke or limit any Permit.

(iii) No control orders, stop orders or other orders or directives have been issued from an Authority with respect to any environmental matter to the Corporation in respect to its business or assets (including any owned or leased real property) or, to the knowledge of the Vendors (after due inquiry), to any other Person in respect of any such matter. To the knowledge of the Vendors (after due inquiry), no fact or circumstance exists which could give rise to such an order or directive being issued.

(iv) No Hazardous Substance originating from any real property owned or leased by the Corporation, or any other assets of the Corporation, has been released onto nor has migrated or is migrating to any neighbouring, adjoining or proximate property. No Hazardous Substance originating from any neighbouring or adjoining properties, has been released onto, has migrated onto, or is migrating towards any real property owned or leased by the Corporation or any other asset of the Corporation. No Hazardous Substance is present on, in or under any real property owned or leased by the Corporation or any other asset of the Corporation in levels or concentrations in excess of those prescribed by Environmental Laws, whether or not such presence is in violation of Environmental Laws.

(v) The Corporation has stored, treated and disposed of all Hazardous Substances used or generated in or otherwise relating to its business and assets in compliance with Environmental Laws. The Corporation has not incurred and is not incurring any liability pursuant to Environmental Law in connection with its business and assets including arising as a result of dealing in Hazardous Substances.

(vi) None of the Sellers nor the Corporation has received any written or oral notice of any alleged violation of Environmental Laws or other damage to the environment emanating from or occurring on any of the real property owned or leased by the Corporation or on any property in the vicinity of any of the real property, owned or leased by the Corporation or has incurred any environmental Liability in connection with any of the Corporation's assets and, to the knowledge of the Sellers (after due inquiry), no present or past fact, condition or circumstance exists which would give rise to such a claim or liability, or potential liability.

(vii) There are no above ground or underground storage tanks at, on, in or under the real property owned or leased by the Corporation. None of the real property owned or leased by the Corporation has ever been used by any Person as a landfill site, a waste disposal site, or as a location for the disposal of Hazardous Substances or waste, has ever had any urea formaldehyde foam insulation, asbestos, pcbs, or radioactive substances located thereon.

(viii) All information provided to the Purchaser or its environmental consultants or similar representatives in connection with any environmental audit or other investigation will be true and complete in all material respects. The Sellers and the Corporation have not conducted an environmental audit (including any evaluation, assessment, review or study) of any of the real property owned or leased by the Corporation, the business or assets of the Corporation except those in respect of which copies have been provided to the Purchaser, as listed on Exhibit 4.1(qq)(viii). The Purchaser has been provided with correct and complete copies of all reports required to be made to Authorities under Environmental Laws, and all correspondence relating thereto.

The representations contained in Environmental Matters subparagraphs (iv) and (vii) are limited to the best knowledge of the Vendors upon the condition that the Vendors have used best efforts to determine if those representations are true. If Vendors have not used such best efforts, then those representations are not subject to a best knowledge limitation.

4.2  Representations and Warranties of the Purchaser and the Parent

The Purchaser and the Parent hereby jointly and severally represent and warrant to the Vendors (and acknowledge that the Vendors are relying on the representations and warranties in completing the transactions contemplated hereby) that:

(a) Corporate - Purchaser

The Purchaser is a corporation duly incorporated and validly existing under the laws of the Province of New Brunswick. The Purchaser has the corporate power and authority to own and hold its properties and to carry on its business as now conducted.

(b) Corporate - Parent

The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, United States. The Parent has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted.

(c) Authority

Each of the Purchaser and the Parent has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the performance by each of the Purchaser and the Parent of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent, respectively.

(d) Capitalization - Parent

The authorized capital stock of the Parent consists of fifty million (50,000,000) common shares, of which 10,269,117 are outstanding as of May 1, 2002. All of the outstanding shares are validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

(e) Enforceability

This Agreement constitutes a legal, valid and binding obligation of each of the Purchaser and the Parent, enforceable against each of them in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies). The execution and delivery of this Agreement by the Purchaser and the Parent, the consummation of the transactions contemplated hereby and the fulfilment by the Purchaser and the Parent of the terms, conditions and provisions hereof will not: contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Purchaser or the Parent under:

(A)  any laws applicable to the Purchaser or the Parent;

(B)  any judgement, order, writ, injunction or decree of any court or of any Authority which is presently applicable to the Purchaser or the Parent;

(C)  the articles of incorporation, by-laws or any resolutions of the Purchaser or the Parent or any amendments thereto or restatements thereof; or

(D)  the provisions of any agreement, arrangement or understanding to which the Purchaser or the Parent is a party or by which it is bound.

(f) Brokers

The Purchaser has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

4.3 Non-Waiver

No investigations made by or on behalf of any party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other parties herein or pursuant hereto.

4.4 Nature and Survival of Vendor’s Representations and Warranties

The representations and warranties of the Vendors contained in this Agreement or in any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser and Parent as follows:3 years for Claims based on breaches of warranties regarding tax matters and two years for all other Claims unless a bona fide notice of Claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that claim.

4.5 Survival of Purchaser’s and Parent’s Representations and Warranties

The representations and warranties of the Purchaser and the Parent contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendors for a period of two (2) years unless a bona fide notice of Claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that claim.

4.6 Vendors Covenants

(a) Non-Compete.

With the exception of Jim Stechyson each Vendor agrees that, for a period of three (3) years following the Closing, it will not compete directly or indirectly with the Purchaser, as more fully described in the Non-Compete Agreement substantially in the form set forth in Exhibit 4.6(a). Jim Stechyson will execute and deliver the Employment Agreement attached hereto as Exhibit 4.6(a)(1).

(b) Employee Matters.

No employees of Corporation shall be terminated as a result of this transaction except for Norm, Heather and Janice Stechyson each of whom has executed and delivered a release as attached hereto as Exhibit 4.1(x)(iii).

(c) Matters Regarding the Share Resale

    (i)  The Vendors will comply with all applicable securities laws in connection with the resale of the shares of ClearOne common stock purchased in the market pursuant to Section 3 above, including, without limitation, the provisions of the Securities Act of 1933, Securities Act (Ontario) and the regulations, rules, policies, blanket orders and rulings thereunder (the “Ontario Securities Laws”), and shall consult with its own legal advisors to ensure such compliance.

    (ii)  The Vendors will execute and deliver within the applicable time periods all documentation as may be required by any applicable securities laws, including, without limitation, the Ontario Securities Laws, to permit the resale by the Vendors of ClearOne shares.

ARTICLE 5   - CONDITIONS PRECEDENT TO THE PERFORMANCE
BY THE PARTIES OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

5.1  The Purchaser’s Conditions

The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser):

(a)  Representations and Warranties

All representations and warranties of the Vendors made pursuant to this Agreement shall be true and correct with the same force and effect as if made at and as of the Time of Closing and the Vendors shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date, duly executed by a senior officer of each of the Vendors reasonably acceptable to the Purchaser, to such effect. The receipt of such certificate and the closing of the transaction of purchase and sale provided for in this Agreement shall not be nor deemed to be a waiver of the representations and warranties of the Vendors contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in Article 4.

(b)  Performance of Obligations

The Vendors shall have performed or complied with, in all respects, all of their obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Vendors at or prior to the Time of Closing, and the Vendors shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date under corporate seal, duly executed by a senior officer of each of the Vendors reasonably acceptable to the Purchaser, to such effect.

(c)  Receipt of Closing Documentation

    All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Vendors of their obligations, covenants and agreements under this Agreement , including but not limited to delivery of the Closing Financial Statements and all Exhibits hereto shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

(d)  Vendors’ Closing Opinion

    The Purchaser shall have received an opinion dated as of the Closing Date in form and substance reasonably satisfactory to Purchaser’s counsel, from counsel for the Vendors and from counsel to the Corporation in such form and as to such matters as the Purchaser or its counsel may request provided that, insofar as the opinions expressed in such opinion are based on matters of fact, such opinions may be based upon certificates of the Vendors, public officials and officers of the Corporation as counsel may deem reasonably appropriate and, as to matters involving the laws of jurisdictions in which such counsel is not qualified to practice, on opinions of recognized local counsel in such jurisdictions.

(e)  Employment Agreements

    Jim Stechyson shall have entered into Employment Agreements with the Corporation in the form attached as Exhibit 4.6(a)(1) respectively.

(f)  Approvals

    The acquisition of all of the Purchased Shares pursuant to this Agreement shall have been approved by the Board of Directors and, if necessary, by the shareholders of the Corporation and approvals or waivers, if any, required by the Investment Canada Act.

(g)  Lease Matters

    The Vendors shall have obtained from the landlord under the Lease an acknowledgement that:

(i) the Lease is in good standing and in full force and effect without amendment;

(ii) the closing of the transactions contemplated herein (including the amalgamation of the Corporation into the Purchaser) will not result in the termination of or an increase in the rent presently being paid under the Lease or any change in terms of the Lease as they exist on the date hereof; and

(iii) the Corporation has paid or caused to be paid all rents and other amounts presently owing under the Lease.

(h)  No Action to Restrain

    No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement or to prevent or restrain the Corporation from carrying on the Business as presently carried on.

(i)  Directors and Officers

    All directors and officers of the Corporation specified by the Purchaser shall have resigned and shall have executed a form of release satisfactory to the Purchaser and its counsel. In addition, all employees (other than Norm Stechyson) deemed necessary to the successful operation of the Corporation by the Purchaser shall continue to be in the employ of the Corporation as of the Closing.

(j)  Due Diligence

    The Purchaser has commenced the conduct of investigations of the business and financial position of the Corporation and shall continue such investigations after the execution of this Agreement and prior to the Closing and the Purchaser shall have been satisfied, in its absolute discretion, with the results of its due diligence review of the Corporation and the Business, including its review of the Financial Statements, the Closing Financial Statements and all Exhibits hereto.

k)  Board Approval

    The board of directors of the Purchaser and the Parent shall have approved of the transaction contemplated in this Agreement.

(l)  Options Cancelled (if applicable)

    Any Optionee of the Corporation shall, upon payment of consideration (if any) by the Vendors (and not by the Corporation, the Purchaser or the Parent), have surrendered to the Corporation all of the his or her Options for cancellation and delivered a general release to and in favour of the Corporation and all of its directors, officers and shareholders past and present, in form and substance satisfactory to the Purchaser, acting reasonably.

(m)  Vendor Agreements

    Each beneficial owner of the Vendors shall have entered into his or her respective Vendor Agreement.

(n)  Cash

    The cash account of the Company shall contain at least C$300,000 including checks that are dated prior to Closing and were received prior to Closing.

(o)  Net Working Capital

    The Net Working Capital of the Company shall be at least C$675,000.

(p)  Liabilities

    The Liabilities shall have been paid or terminated, as applicable, as of the Closing with the exception of accounts payable and other amounts owing to various government agencies in the ordinary course of business.

(q)  Encumbrances

    All encumbrances on property of the Corporation shall have been released and Purchaser shall have received copies of such releases and such encumbrances shall be shown on the public record to have been released.

(r)  Line of Credit

    All of the Corporation’s lines of credit shall have been terminated and copies of such termination shall have been delivered to Purchaser.

(s)  Ernst and Young shall provide an opinion regarding the Corporation’ equity and no detrimental effect from corporate reorganization, in form and substance satisfactory to Purchaser.

(t) The Closing Financial Statements shall be satisfactory to the Purchaser both in form and content.

5.2  Conditions of the Vendors
The obligation of the Vendors to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with in all material respects, at or before the Time of Closing, of each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendors):

(a)  Representations and Warranties

    All representations and warranties that the Purchaser and the Parent made pursuant to this Agreement shall be true and correct with the same force and effect as if made at and as of the Time of Closing and the Purchaser and the Parent shall have delivered to the Vendors at the Time of Closing a certificate dated the Closing Date, duly executed by a senior officer of the Purchaser and the Parent acceptable to the Vendors, to such effect. The receipt of such certificate and the Closing of the transaction of purchase and sale provided for in this Agreement shall not be nor be deemed to be a waiver of the representations and warranties of the Purchaser and the Parent contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Vendors as provided in Article 4.

(b)  Performance of Agreement

    The Purchaser and the Parent shall have performed or complied with, in all respects all of its obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Purchaser and the Parent at or prior to the Time of Closing and shall have delivered to the Vendors at the time of Closing a certificate dated the Closing Date under corporate seal, duly executed by a senior officer of the Purchaser and the Parent acceptable to the Vendors, to such effect.

(c)   Receipt of Closing Documentation

    All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Purchaser and the Parent of their respective obligations under this Agreement shall be satisfactory to the Vendors and their counsel, acting reasonably, and the Vendors shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Vendors and their counsel, acting reasonably.

(d)  No Action to Restrain

    No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

(e)  Opinion of Parent’s General Counsel

    The Vendors shall have received an opinion dated the Closing Date, in form and substance reasonably satisfactory to Vendors Counsel, from Parent’s General Counsel, confirming the matters warranted in paragraphs b, c, d, e, f of Section 4.2 hereof, provided that, insofar as the opinion, expressed with respect to such matters as are based on matters of fact, such opinions may be based solely upon an officer of the Parent and such evidence as such general counsel may reasonably deem appropriate.

(f)  Opinion of Purchaser’s Counsel

    The Vendors shall have received an opinion dated the Closing Date, in form and substance reasonably satisfactory to Vendors Counsel, from Purchaser’s Counsel, confirming the matters warranted in paragraphs a, c and f of Section 4.2 hereof, provided that, insofar as the opinion, expressed with respect to such matters as are based on matters of fact, such opinions may be based solely upon an officer of the Parent or Purchaser and such evidence as such counsel may reasonably deem appropriate.

5.3 Waiver by Purchaser

If any of the conditions set forth in Section 5.1 have not been fulfilled, performed or satisfied at or prior to August 19, 2002 the Purchaser may, by written notice to the Vendors terminate all of its obligations hereunder and the Purchaser shall be released from all its obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Purchaser by instrument in writing given to the Vendors without prejudice to any of the Purchaser’s rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

5.4  Waiver by Vendors

If any of the conditions set forth in Section 5.2 have not been fulfilled, performed or satisfied at or prior to _August 19, 2002 the Vendors may, by written notice executed by all of the Vendors and given to the Purchaser, terminate all of their obligations hereunder and the Vendors shall be released from all their obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Vendors by instrument in writing executed by all of the Vendors and given to the Purchaser, without prejudice to any of the Vendors’ rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to their right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

ARTICLE 6   - INDEMNIFICATION

6.1 Indemnification by Vendors

The Vendors jointly and severally covenant and agree with the Purchaser and the Corporation to indemnify and save harmless the Purchaser and the Corporation, from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including reasonable professional fees and disbursements) (a “Claim”) (including without limitation any liability based on an employee’s dismissal prior to Closing or other liability to any employee prior to Closing)which may be made or brought against the Purchaser or the Corporation or any one or more of them, or which they or any one or more of them may suffer or incur in respect of, as a result of, or arising out of:

(a) any nonfulfillment of any covenant or agreement on the part of the Vendors, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement;

(b) any inaccuracy in or breach of any representation or warranty of the Vendors, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement; or

(c) any debts and liabilities of the Corporation for Taxes existing at the Time of Closing, or any reassessment for Taxes for any period ending on or before the Closing Date, for which no adequate reserve has been provided for and disclosed in the Balance Sheet.

6.2  Indemnification by the Purchaser and the Parent

The Purchaser and the Parent covenant and agree with the Vendors to jointly and severally indemnify and save harmless the Vendors, from and against any Claim which may be made or brought against the Vendors, or one or more of them, or which they or one or more of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:
(a) any non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any document or certificate given pursuant to this Agreement;

(b) any inaccuracy in or breach of any of the Purchaser’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement;

6.3  Limitation of Liability

In no event shall an Indemnifying Party be liable for Claims, whether or not previously made by an Indemnified Party, to the extent the aggregate value of all Claims exceeds the Purchase Price. The parties acknowledge that Purchase Price represents the maximum liability of the Purchaser and the Parent, on the one hand, and the Vendors, on the other hand. Further, all demand for payment of indemnification shall be subject to Sections 4.4 and 4.5 hereof and all other provisions of this Agreement.

6.4  The Parent’s Guarantee

The Parent hereby guarantees the performance of and compliance with all of the Purchaser’s obligations, covenants and agreements under this Agreement and Jim Stechyson’s employment agreement in the form attached hereto as Exhibit 4.6(a)(1)

6.5  Procedure for Indemnification

(a)  Claims Other Than Third Party Claims

    Following receipt from the Vendors or the Purchaser, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim, the party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers desirable. For the purpose of such investigation, the

Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the Undisputed Amount. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration as set out in Section 7.15.

(b)  Third Party Claims

    The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a Claim originating from a Person other than the Indemnified Party (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to Section 6.1 or 6.2 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

(i) such will be done at all times in a diligent and bona fide matter;

(ii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

(iii) the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall co-operate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

6.6  Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article 6 shall also be subject to the following:

    (a) an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Section 6.1 or 6.2, as the case be, if written notice containing reasonable particulars of such Claim is delivered to the Indemnifying Party within the time periods provided for in Section 6.5(a) or 6.5(b) as the case may be;

    (b) if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

    (c) except in the circumstances contemplated by Section 6.5 above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of five days or more, shall be deemed a consent by the Indemnifying Party to such request;

    (d) the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available;

    (e) notwithstanding Section 6.5, the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party, provided the Indemnified Party agrees to release the Indemnifying Party from any liability in relation to third party claims; and

    (f) no party will have any liability in respect of indemnification under this Article 6 until the total dollar amount arising thereunder exceeds C$50,000 (the “Threshold Amount”). In the event a party’s liabilities under this Section 6 exceeds the Threshold Amount, then in such event the party obligated for indemnification shall fully indemnify and reimburse the other party for all amounts up to the Threshold Amount, as well as amounts in excess of such amount.

6.7  Rights Cumulative

The rights of indemnification contained in this Article 6 are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

6.8  GST

If the Vendors and the Purchaser acting reasonably determine that any payment (the “Payment”) made pursuant to this Article 6 is subject to GST or are deemed by the ETA to be inclusive of GST, the Indemnifying Party agrees to pay to the Indemnified Party in addition to the Payment an amount equal to the Payment multiplied by the applicable rate of GST.

6.9  Set-Off Rights

The Holdback Funds shall be placed in a separate account of the Purchaser or Parent at Closing pursuant to Article 3 above, for a period of one year from the Closing (the “Holdback Period).. If Purchaser determines that it has a Claim it shall notify Jim Stechyson on behalf of the Vendors (hereinafter for purposes of this Section, the “Vendor”) in writing of such Claim (the “Set-Off Claim”) stating (i) the amount of the Claim, and (ii) the basis for such Claim for the Vendor to evaluate the Set-Off Claim; Vendor shall have ten (10) days to evaluate and respond to the Set-Off Claim in writing. If Vendor does not dispute the Set-Off Claim, Purchaser shall be entitled to set off such claim against the Holdback Funds. In the event that the Vendor disputes a Set-Off Claim, the parties will resolve such dispute using the procedure described in Section 7.15 below, provided that, if the HoldbackPeriod described in this section expires during the existence of a dispute involving a Set-Off Claim, the Purchaser shall retain an amount equal to the Set-Off Claim pending resolution of the dispute, and will release the balance of the Holdback Funds to Vendor.

6.10 Exception

Notwithstanding any other provision in this Agreement, if Purchaser has an expressed right pursuant to this Agreement to draw HoldbackFunds without compliance with Article 6 then Purchaser may draw Holdback Funds without regard to any limitation in this Article 6 and without compliance with any provision of this Article 6 and, without limiting the generality of the above, such draw Holdback Funds shall not be subject to the limitations set out in Section 6.6(f) hereof. However, any draw from Holdback Funds by Purchaser shall be based on Purchaser’s reasonable interpretation of this Agreement and applicable facts and Vendors reserve the right to arbitrate any claim that Purchaser was not entitled to draw funds from the Holdback under the terms of this Agreement.

The foregoing indemnification provisions in this Article 6 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the transactions contemplated by this Agreement.

ARTICLE 7   - GENERAL

7.1  Public Notices

All public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and co-ordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Parties, except where the Party making such notice is required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Parties is not practicable.

7.2  Term Sheet

The Parties acknowledge that this Agreement supersedes any and all versions of that that certain unexecuted term sheet between the Vendors and the Purchaser.

7.3  Confidentiality

The existence and terms and conditions of this Agreement are confidential until publicly disclosed. The parties acknowledge and agree that they are parties to a mutual non-disclosure agreement, and continue to be bound by the terms thereof.

7.4  Stand-Off

The Vendors, on behalf of themselves, the Corporation, its officers, directors, attorneys, and advisors, agree not to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Corporation (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate other than with Purchaser in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing (collectively, the “Stand-Off”). The Vendors and/or the Corporation will notify Parent immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The Corporation will deal exclusively with Purchaser notwithstanding any third party proposals. The Stand Off will expire at the earlier of (i) sixty (60) days from the effective date of this Agreement (ii) or the Closing.

7.5  Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred.

7.6  Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

7.7  Assignment and Enurement

Neither this Agreement nor any benefits or duties accruing under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall ensure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

7.8   Entire Agreement

With respect to the subject matter of this Agreement, this Agreement and its Exhibits supersedes all prior understandings and communications between the parties or any of them, oral or written. This Agreement, together with any exhibits and checklists attached hereto and any document delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof. The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by written agreement signed by all of the Parties.

7.9  Waiver

    Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

7.10  Notices

All payments and communications which may be or are required to be given by any party to any other party, shall be in writing and (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by prepaid telecopier or other similar means of electronic communication to the parties at their following respective addresses:

For the Purchaser and the Parent:
Susie Strohm
ClearOne Communications, Inc.
1825 West Research Way
Salt Lake City, Utah 84119
Attention:  Susie Strohm
Telecopier:  (801) 974-3742

with a copy to:
J. Scott Hunter
Clyde, Snow, Sessions, & Swenson
201 South Main
Salt Lake City, Utah 84119
Attention:  J. Scott Hunter
Telecopier:  (801) 521-6280

For the Vendors:
Jim Stechyson
5597 Goddard St
Ottawa, Ontario
K4M1C5

with a copy to:
Norm Stechyon
1080 Tomkins Farm Crescent
Greely, ON, K4P 1M5

Telecopier:  613 822 1109

Any such notice so given shall be deemed conclusively to have been given and received when so personally delivered or delivered, by courier or on the day on which termination is confirmed if sent by telecopier or other electronic communication or on the fifth day following the sending thereof by mail. Any party may from time to time change its address hereinbefore set forth by notice to the other parties in accordance with this section.

7.11  Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth herein. If the Parties cannot agree on an appropriate amendment, any Party may refer the matter for determination pursuant to and in accordance with Section 7.15. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.12  Execution by Facsimile

The signature of any of the Parties hereto may be evidenced by a facsimile copy of this Agreement bearing such signature.

7.13  Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date set forth below.

7.14  Governing Law and Jurisdiction for Disputes

    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract and the parties hereto do attorn to the exclusive jurisdiction of the Courts of Ontario.

7.15  Resolution of Disputes by Arbitrator

    (a) Any dispute, controversy or claim arising out of this contract, including any question regarding its existence, validity or termination, shall be submitted by any party to be finally resolved by arbitration under the Ontario Arbitration Act, 1991 as amended (the “Act”). The Act is incorporated by reference into this clause.

    (b) The language of the arbitration shall be English. The arbitration shall be governed by the substantive and procedural law of Ontario. The venue for the arbitration shall be Ottawa.

    (c) The arbitration shall be conducted by a single arbitrator appointed by agreement between the parties, or in the absence of agreement, in accordance with the Act.

    (d) The arbitration must be complete, and a decision rendered, within ninety (90) days of the submission of the dispute to arbitration.

    (e) The decision arrived at pursuant to the arbitration shall be final and binding. No appeal shall lie from the arbitration. Any award granted as a result of arbitration proceedings under this section shall be recognized internationally, and may be entered in any court having jurisdiction to enforce such awards.

    (f) The prevailing Party in any arbitration brought to enforce or interpret this Agreement shall be entitled to reasonable costs, fees, losses, and expenses including attorney’s fees.

7.16 Remedies

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in an arbitration proceeding brought pursuant to Section 7.15 of this Agreement.

7.17 Undisputed Amounts

Subject to the express provisions of this Agreement, where there is any dispute as to the amount of money owing by any Party to any other Party hereunder, the portion of the amount owing that is not in dispute or otherwise contested or challenged (the “Undisputed Amount”) if any, shall be paid within the time required herein or if the required time has elapsed, shall be paid immediately, without deduction or abatement, but without prejudice to the rights of the Parties to contest, challenge or otherwise dispute the appropriate disposition of the remaining portion of the money claimed hereunder.

7.18  Survival

Unless replaced, amended or withdrawn prior to any detrimental reliance thereon by the Accepting Party (as defined in this paragraph), all covenants, agreements, indemnities, warranties and representations set forth herein or in any certificate or other document delivered pursuant to or in connection with this Agreement by or on behalf of one Party to another Party (the “Accepting Party”) shall be deemed to have been relied upon by the Accepting Party notwithstanding any investigations heretofore or hereafter made by or on behalf of the Accepting Party or its agents, and shall, unless expressly provided otherwise, survive in full force and effect and not merge upon the execution, termination or expiry of this Agreement.

7.19  Good Faith

All parties hereto covenant to act in good faith and fairly in connection with all obligations set out herein including, without limitation, allowing Vendors a good faith attempt to earn the Earn Out Amount. In connection therewith, James Stechyson shall have reasonable rights and responsibilities regarding operations of the Corporation subject to reasonable controls by Parent.

[Signatures appear on the following page]

IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement on the date first above written.

/s/ Brian R. Woodland Witness	PURCHASER: ClearOne Communications of Canada, Inc., a New Brunswick corporation Per: /s/ Frances M. Flood Its: President & CEO
/s/ Brian R. Woodland Witness	PARENT: ClearOne Communications, Inc., a Utah corporation Per: /s/ Frances M. Flood Its: President & CEO
Witness	VENDORS: 3814149 Canada Inc., a Canadian corporation Per: Its:
Witness	3814157 Canada Inc., a Canadian corporation Per: Its:
Witness	Stechyson Family Trust Per: Its:
Witness	Heather Stechyson Family Trust Per: Its: Jim Stechyson Norm Stechyson